Eventbrite Reports First Quarter 2019 Financial Results and Management Update
5/1/2019
SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite (NYSE: EB), a global ticketing and event technology platform, today announced it reported first quarter 2019 financial results. Please visit the Eventbrite investor relations website https://investor.eventbrite.com to view the first quarter 2019 shareholder letter. Today the company will host a live audio webcast of its conference call to discuss the results at 2 p.m. PT (5 p.m. ET).
Eventbrite also announced that Randy Befumo, its Chief Financial Officer, will transition into the role of Chief Strategy Officer to focus on strategic initiatives for the company. Eventbrite will launch a search for a Chief Financial Officer to succeed Mr. Befumo, who will continue in his current role until his replacement is appointed. Mr. Befumo will participate on today’s earnings call.
“While it has been a privilege to lead Eventbrite’s Finance team for the past three years, I am excited to take on the strategy role to focus on helping Julia and the team find ways to not only best serve our creators but also enable our creators to grow.”
“As we chart our path forward to capitalize on the opportunity ahead, it’s critical for us to have dedicated leadership and focus on cornerstone areas of the business,” said Julia Hartz, CEO and Co-Founder of Eventbrite. “After having worked with Randy for six years, I believe that by having him focus on strategy, we are putting forth the best and highest use of his energy and time. This will help us better serve our creators and our business, now and into the future.”

Additional Call Details:
What: Eventbrite First Quarter 2019 Earnings Conference Call
When: Wednesday, May 1, 2019
Time: 2 p.m. PT (5 p.m. ET)
Live Call: (877) 682-6650 or (647) 689-5426
Webcast: https://investor.eventbrite.com
Participants may access the live and archived webcast in listen-only mode on the Eventbrite investor relations website at https://investor.eventbrite.com/financials/quarterly-results. The archived webcast of the conference call will be available following the call.
About Eventbrite:

Eventbrite is a global ticketing and event technology platform that provides creators of events of all shapes and sizes with tools and resources to seamlessly plan, promote, and produce live experiences around the world. Eventbrite’s powerful platform, which can be accessed online or via mobile apps, scales from basic registration and ticketing to a fully featured event management platform. Customers include Newport Folk and Jazz Festivals, Pitchfork Music Festival, and Wanderlust, in addition to top venues and promoters that include Bowery Ballroom, the Brooklyn Bowl, and The Troubadour. Eventbrite was founded by Julia Hartz, Kevin Hartz, and Renaud Visage and launched operations in 2006. The company has more than 1,000 employees in 14 offices around the world. Learn more at www.eventbrite.com.
Eventbrite
Investor Contact:
Stacey Finerman
investors@eventbrite.com
or
Media Contact:
press@eventbrite.com